Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TEXAS CAPITAL BANCSHARES, INC.

No. 1	6.50% Subordinated Note due 2042	$111,000,000

Issue Date: September 21, 2012

CUSIP No. 882228307

ISIN: US8822283078

TEXAS CAPITAL BANCSHARES, INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Eleven Million Dollars ($111,000,000) on September 21, 2042 (the “Stated Maturity”), and to pay interest thereon from September 21, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on each of March 21, June 21, September 21 and December 21, commencing December 21, 2012 (each such date, an “Interest Payment Date” and each such period, an “Interest Payment Period”), at the rate of 6.50% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on each March 6, June 6, September 6 and December 6, as the case may be, immediately preceding the respective Interest Payment Date, whether or not a Business Day (each, a “Regular Record Date”). Interest payments will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the Stated Maturity or the Redemption Date, as the case may be. The amount of interest payable for any full Interest Payment Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay). For so long as the Notes are represented by one or more Global Securities, the interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall cease to be payable to the registered Holders as of such record date, and may be paid to the Person in whose name this Note is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Note not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note is payable by transfer of immediately available funds to a bank account designated by the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 21, 2012

TEXAS CAPITAL BANCSHARES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association,
As Trustee

By:
Authorized Signature

REVERSE OF NOTE

This Note is one of a duly authorized issue of subordinated, unsecured notes (the "Notes") of the Company, issued under an Indenture, dated as of September 21, 2012 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes, in the aggregate principal amount of up to $115,000,000, are designated as the 6.50% Subordinated Notes due 2042 of the Company.

This Note is subject to redemption on September 21, 2017 or on any Interest Payment Date thereafter, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion will be issued in the name of the Holder upon the cancellation hereof. This Note may not be redeemed by the Holder.

Notice of redemption shall be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of Securities of this series to be redeemed at its registered address. The notice of redemption for such Notes shall state, among other things, the amount of Notes to be redeemed, the Redemption Date, if not then ascertainable, the manner in which the Redemption Price shall be calculated and the place or places that payment shall be made upon presentation and surrender of such Note to be redeemed. Unless the Company defaults in the payment of the Redemption Price together with accrued interest, interest will cease to accrue on any Notes that have been called for redemption on the Redemption Date.

All terms used, but not otherwise defined, in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance of the entire indebtedness on this Note, upon compliance by the Company with certain conditions set forth therein.

The Notes are not entitled to the benefit of any sinking fund.

Section 6.01 of the Indenture shall not apply to the Notes; and, with respect to the Notes, any reference to Section 6.01 of the Indenture shall instead be deemed to refer to the following four paragraphs of this Note.

An “Event of Default” with respect to the Notes shall mean any one of the following events:

(i) the Company pursuant to or within the meaning of any Bankruptcy Law,

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(d) makes a general assignment for the benefit of its creditors;

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company as debtor in an involuntary case and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days,

(b) appoints a Custodian of the Company or a Custodian for all or substantially all of the property of the Company, or

(c) orders the liquidation of the Company, and the order or decree shall remain unstayed and in effect for a period of 60 consecutive days; or

(iii) a receivership of a Principal Subsidiary Bank under the Federal Deposit Insurance Act, as amended, or other applicable law.

“Principal Subsidiary Bank” means (i) any bank subsidiary the consolidated assets of which constitute 25% or more of the Company’s consolidated assets and (ii) any other bank subsidiary designated as a “Principal Subsidiary Bank” by the Company’s Board of Directors; provided that if the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) (the “Federal Reserve”) notifies the Company that the Company’s bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice.

If an Event of Default occurs, the principal amount of all the Notes and premium, if any, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such an acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article VI of the Indenture, the Holders of a majority in principal amount of the Notes then Outstanding, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of or premium (if any) on any Notes which have become due otherwise than by such acceleration and interest thereon, and (C) all sums paid or advanced by the Trustee under the Indenture, together with any compensation, expenses, disbursements and advances due to the Trustee under the Indenture; (2) all Events of Default with respect to the Notes have been cured or waived as provided in this Note and the Indenture; and (3) the rescission would not conflict with any final judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture. Each Holder of this Note by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each Holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now Outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The definition of “Senior Indebtedness” contained in Section 1.01 of the Indenture shall not apply to the Notes; and, with respect to the Notes, any reference to “Senior Indebtedness” in the Indenture shall instead be deemed to refer to the following definition.

“Senior Indebtedness” means the principal of (and premium, if any) and interest, if any, on, and any other payment due pursuant to, any of the following:

(i) the Company’s obligations for money borrowed;

(ii) indebtedness evidenced by bonds, debentures, notes or similar instruments;

(iii) similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

(iv) reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

(v) obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi) capital lease obligations;

(vii) obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

(viii) debt of others described in the preceding clauses (i) through (vii) that the Company has guaranteed or for which the Company is otherwise liable;

(ix) any deferrals, renewals or extensions of Senior Indebtedness; and

(x) General Obligations,

unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the Notes or to other debt that is pari passu with or subordinate to the Notes; provided, however, that “Senior Indebtedness” shall not be deemed to include: (i) the Company’s junior subordinated debentures or related guarantees, including, without limitation, those issued under indentures dated November 19, 2002, April 10, 2003, October 6, 2005, April 28, 2006 and September 29, 2006; (ii) indebtedness owed by the Company to Texas Capital Bank, National Association or other subsidiaries of the Company; or (iii) any indebtedness the terms of which expressly provide that such indebtedness ranks equally with, or junior to, the Notes, including guarantees of such indebtedness.

“General Obligations” is defined as all of the Company’s obligations to pay claims of general creditors, other than obligations on the Notes and indebtedness of the Company for money borrowed ranking equally or subordinate to the Notes. Notwithstanding the foregoing, if the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “General Obligations” will mean obligations to general creditors as described in that rule or interpretation.

The term claim when used in the previous definition has the meaning stated in section 101(5) of Title 11 of the United States Code, as now or hereafter in effect.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes outstanding, on behalf of the Holders of Notes to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in fully-registered book-entry form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place(s) and rate, and in the coin or currency, herein prescribed.

This Global Security or portion hereof may not be exchanged for Notes, except in the limited circumstances provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in any Note, or for any claim based thereon or otherwise in respect thereof, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any stockholder, officer or director, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the Notes and the execution of the Indenture.

The Indenture provides that the Company (a) will be discharged from any and all obligations in respect of the Notes (except for certain obligations described in the Indenture), or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations (or a combination thereof) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

This Note is not a bank deposit and is not issued by the Federal Deposit Insurance Corporation.

The Notes are governed by the laws of The State of New York.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and hereby appoints                              as its agent to transfer this Note on the books of the Registrar. The agent may substitute another to act for him or her.

Dated:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.